N E W S R E L E A S E	UNITEDHEALTH GROUP

Contact:	Don Nathan 952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES EXECUTIVE CHANGES

Minneapolis (August 21, 2007) – UnitedHealth Group (NYSE: UNH) today announced that Richard Anderson, executive vice president of UnitedHealth Group and president, Commercial Services Group, has accepted the position of chief executive officer of Delta Air Lines Incorporated (NYSE: DAL). In an unrelated matter, Lois Quam is leaving her position as executive vice president, UnitedHealth Group, and president, Public and Social Markets Group, to take a position as managing director with Piper Jaffray & Co.

William A. Munsell, executive vice president, UnitedHealth Group, will serve as head of the Commercial Services Group. Anthony Welters, executive vice president, UnitedHealth Group, will be head of the Public and Social Markets Group.

Stephen J. Hemsley, president and chief executive officer, UnitedHealth Group said, “One of the hallmarks of UnitedHealth is the depth and experience of the leadership team, so we will continue moving forward to execute on and grow our business. We appreciate the tremendous contributions of both Richard and Lois and wish them the best in the next phase of their careers.”

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

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